Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-254715) on Form S-8 of our report dated February 28, 2024, with respect to the consolidated financial statements of Vizio Holding Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Irvine, California
February 28, 2024